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                                                                   EXHIBIT 8.1

                         LIST OF SIGNIFICANT SUBSIDIARIES

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
                                                                       PERCENTAGE
                                                                        INTEREST/
NAME                                    COUNTRY OF INCORPORATION      VOTING POWER
------------------------------          -------------------------     ------------
Pearson Education Inc.                  United States                       100%
PN Holdings Inc.                        United States                       100%
FT Limited                              England and Wales                   100%
Les Echos SA                            France                              100%
Interactive Data Corp. Inc.             United States                        60%
Exshare Financial Ltd.                  England and Wales                    60%
Data Broadcasting Inc.                  United States                        60%
Financial Times Business Ltd.           England and Wales                   100%
Penguin Putnam Inc.                     United States                       100%
Penguin Books Ltd.                      England and Wales                   100%
Recoletos Compania Editorial SA         Spain                                79%
Pearson AG                              Switzerland                         100%
Pearson Inc.                            United States                       100%
Pearson Langman Inc.                    United States                       100%
Pearson Overseas Holdings Ltd.          England and Wales                   100%
Pearson Capital Company LLC             United States                       100%
Pearson Finance Partnership (Bermuda)   Bermuda                             100%
Spinmerit Ltd.                          England and Wales                   100%
Testchange Ltd.                         England and Wales                   100%
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